Exhibit 99.2

LINDE PLC

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Linde plc (“the Company”) was formed in accordance with the requirements of the business combination agreement, dated as of June 1, 2017, as amended (the “Business Combination Agreement”), pursuant to which, among other things, Praxair, Inc., a Delaware corporation (“Praxair”), and Linde Aktiengesellschaft, a stock corporation incorporated under the laws of Germany (“Linde AG”), agreed to combine their respective businesses through an all-stock transaction, and become subsidiaries of the Company.

On October 31, 2018, Praxair and Linde AG combined under the Company, as contemplated by the Business Combination Agreement (the “Business Combination”). Pursuant to the Business Combination Agreement, (i) Praxair became an indirect wholly-owned subsidiary of the Company through the merger of Zamalight Subco, Inc., an indirect wholly-owned Delaware subsidiary of the Company with and into Praxair (the “Merger”), and (ii) Linde AG became an indirect subsidiary of the Company through an exchange offer by the Company for each issued and outstanding bearer share of Linde AG (the “Exchange Offer”).

In connection with the Business Combination, the Company, Praxair and Linde AG entered into various transactions to satisfy regulatory requirements to consummate the Business Combination. This includes the sale of the majority of Praxair’s European businesses that was completed on December 3, 2018, as well as certain proposed divestitures of other Praxair and Linde AG businesses that are expected to be sold in connection with the Business Combination (collectively, the “Divestitures”), see Note 7 for additional information.

The following unaudited pro forma condensed combined financial information (“Pro Forma Information”) is presented to illustrate the estimated effects of the Business Combination and other transactions presented herein, such as the Divestitures, including certain adjustments identified below. Under the Exchange Offer, the Company exchanged each Linde AG tendered share for 1.540 ordinary shares of the Company. In addition, pursuant to the Merger, each share of Praxair common stock was converted into 1.000 ordinary share of the Company.

The following Pro Forma Information is derived from and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma condensed combined financial information, (2) the unaudited condensed consolidated financial statements as of and for the quarter and nine months ended September 30, 2018 and notes thereto of Praxair included in Praxair’s quarterly report on Form 10-Q as previously filed with the U.S. Securities and Exchange Commission (the “SEC”), (3) the audited consolidated financial statements as of and for the year ended December 31, 2017 and notes thereto of Praxair included in Praxair’s annual report on Form 10-K for the year ended December 31, 2017, as previously filed with the SEC, and (4) the audited consolidated financial statements as of and for the year ended December 31, 2017 and notes thereto of Linde AG, as previously filed as Exhibit 99.3 to the Company’s Form 8-K reporting the completion of the Business Combination on October 31, 2018. In addition, the Pro Forma Information was in part derived from Linde AG financial information as of and for the nine months ended September 30, 2018 that was not previously filed with the SEC.

The unaudited pro forma condensed combined balance sheet as of September 30, 2018, and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2018 and the year ended December 31, 2017 are presented herein. The unaudited pro forma condensed combined balance sheet combines the historical unaudited consolidated balance sheets of Praxair and Linde AG as of September 30, 2018 and gives effect to the Business Combination as if it occurred on September 30, 2018. The unaudited pro forma condensed combined statements of income combine the historical results of Praxair and Linde AG for the nine months ended September 30, 2018 and the year ended December 31, 2017 and gives effect to the Business Combination as if it occurred on January 1, 2017. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Business Combination and other transactions presented herein, such as the Divestitures, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statements of income, expected to have a continuing impact on the combined entity’s consolidated results.

The Business Combination of Praxair and Linde AG will be accounted for using the acquisition method of accounting under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, “Business Combinations,” with Praxair representing the accounting acquirer under this guidance. In identifying Praxair as the accounting acquirer, the companies took into account (i) the background of the Business Combination, (ii) the Business Combination agreement, (iii) the share ownership and voting rights of the shareholders of each of the combining companies, (iv) the intended corporate governance structure of the Company, (v) the designation of certain senior management positions, (vi) the relative market values, size, and profitability of the combining companies, and (vii) the premium provided to Linde AG shareholders. Although no single factor was the sole determinant, the primary factors that resulted in Praxair being designated as the accounting acquirer were the intended governance structure, especially the composition of senior management positions including Praxair’s Chief Executive Officer and Chief Financial Officer; the premium provided to Linde AG shareholders embedded in the 1.54 exchange ratio; and the background of the following adjustments which indicates that Praxair was the initiator of the Business Combination.

The Pro Forma Information was prepared in accordance with Article 11 of SEC’s Regulation S-X and give effect to the following adjustments:

1.

Adjustments to reconcile Linde AG’s historical financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) to U.S. Generally Accepted Accounting Principles (“GAAP”) and conversion from Euros to U.S. dollars;

2.

Elimination of assets and liabilities that are expected to be sold in connection with the Business Combination as a result of the antitrust approval process as well as the elimination of the operations for these respective businesses. This includes the sale of Praxair’s European business that was completed on December 3, 2018 as well as other Praxair and Linde AG businesses, see Note 7 for additional information;

3.

Application of the acquisition method of accounting in connection with the Business Combination to reflect an aggregate fair value for Linde AG of $48 billion ($43 billion, representing 92% of the outstanding Linde AG Shares tendered during the Exchange Offer and $5 billion, which includes the remaining 8% non-controlling interest and the fair value of other non-controlling interests of Linde AG);

4.	Elimination of transactions between Praxair and Linde AG;

5.	Conforming accounting policies and presentation; and

6.	Elimination of transaction costs in connection with the Business Combination and Divestitures.

The unaudited pro forma condensed combined statements of income also include certain purchase accounting adjustments (“PPA”), including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets, increased depreciation on property, plant and equipment and lower interest expense due to revaluing existing debt to fair value. The unaudited pro forma condensed combined statements of income do not include the impact of any revenue, cost or other operating synergies that may result from the Business Combination or any related restructuring costs.

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the Business Combination and Divestitures had occurred as of the dates indicated or what the financial position or results would be for any future periods.

The pro forma adjustments included in this document are subject to modification depending on changes in interest rates, the final fair value determination for assets acquired and liabilities assumed and as additional information becomes available and additional analyses are performed. The final allocation of the total purchase price will be determined after completing a thorough analysis of the fair value of Linde AG’s tangible and identifiable intangible assets acquired and liabilities assumed as of October 31, 2018, the date the Business Combination was completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined group statements of income due to adjustments in amortization and depreciation of the adjusted assets and liabilities. The final adjustments may be materially different from the Pro Forma Information.

LINDE PLC

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2018

(In millions of U.S. dollars)	Praxair (Note 4a)	Linde (Notes 4b, 6)	Purchase Accounting Adjustments	Notes	Other Adjustments	Notes	Subtotal	Divestitures (Note 7)	Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$600	$1,445	$—		$—		$2,045	$6,993	$9,038
Accounts receivable – net	1,852	3,105	—		(78)	4(o)	4,879	(598)	4,281
Inventories	622	1,471	412	4(c)	—		2,505	(281)	2,224
Prepaid and other current assets	231	1,372	—		78	4(o)	1,681	(180)	1,501
Assets held for sale	—	6	—		—		6	683	689

Total Current Assets	3,305	7,399	412		—		11,116	6,617	17,733
Property, plant and equipment – net	11,725	13,000	7,952	4(d)	(211)	4(p)	32,466	(3,042)	29,424
Goodwill	3,201	13,514	12,963	3	—		29,678	(2,822)	26,856
Other intangible assets – net	513	2,236	14,926	4(f)	211	4(p)	17,886	(133)	17,753
Other long-term assets	1,235	1,862	416	4(e)	—		3,513	(409)	3,104

Total Assets	$19,979	$38,011	$36,669		$—		$94,659	$211	$94,870

Liabilities and Equity
Accounts payable	$978	$3,227	$—		$114	4(l)	$4,319	$(365)	$3,954
Short-term debt	115	1,090	—		—		1,205	(29)	1,176
Current portion of long-term debt	1,582	1,891	—		—		3,473	(2)	3,471
Other current liabilities	1,185	3,931	—		(21)	4(l)	5,109	(360)	4,749
					14	4(n)
Liabilities of assets held for sale	—	—	—		—		—	57	57

Total Current Liabilities	3,860	10,139	—		107		14,106	(699)	13,407
Long-term debt	6,615	6,120	332	4(g)	—		13,067	(1,294)	11,773
Other long-term liabilities	2,754	4,022	5,544	4(h)	(3)	4(n)	12,317	(606)	11,711

Total Liabilities	13,229	20,281	5,876		104		39,490	(2,599)	36,891
Redeemable noncontrolling interests	15	—	—		—		15	—	15
Shareholders’ Equity:
Common stock and Additional paid-in capital	4,092	8,361	(8,361)	4(i)	(7,117)	4(m)	40,263	—	40,263
			43,288	4(j)
Retained earnings	13,913	11,279	(11,279)	4(i)	(93)	4(l)	13,761	3,005	16,766
					(11)	4(n)
					(48)	4(n)
Accumulated other comprehensive income (loss)	(4,656)	(2,720)	2,720	4(i)	48	4(n)	(4,608)	—	(4,608)
Less: Treasury stock, at cost	(7,117)	—	—		7,117	4(m)	—	—	—

Total Shareholders’ Equity	6,232	16,920	26,368		(104)		49,416	3,005	52,421
Noncontrolling interests	503	810	4,425	4(k)	—		5,738	(195)	5,543

Total Equity	6,735	17,730	30,793		(104)		55,154	2,810	57,964

Total Liabilities and Equity	$19,979	$38,011	$36,669		$—		$94,659	$211	$94,870

See accompanying notes to unaudited pro forma condensed combined financial information

LINDE PLC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2017

(In millions of U.S. dollars, except per share data)	Praxair (Note 5a)	Linde (Notes 5b, 6)	Purchase Accounting Adjustments	Notes	Other Adjustments	Notes	Subtotal	Divestitures (Note 7)	Pro Forma Condensed Combined
Sales	$11,437	$19,423	$—		$(100)	5(c)	$30,760	$(3,864)	$26,896
Cost of sales, exclusive of depreciation and amortization	6,455	12,219	—	5(d)	(100)	5(c)	18,642	(2,283)	16,359
					68	5(l)
Selling, general and administrative	1,207	2,538	—		151	5(l)	3,896	(517)	3,379
Depreciation and amortization	1,184	1,813	1,450	5(e)	—		5,329	(422)	4,907
			882	5(f)
Research and development	93	101	—		2	5(l)	196	—	196
Transaction costs and other charges	54	421	—		(157)	5(g)	318	—	318
Other income (expenses) – net	4	206	—		(15)	5(l)	195	(12)	183

Operating Profit	2,448	2,537	(2,332)		(79)		2,574	(654)	1,920
Interest expense – net	161	298	(117)	5(h)	—	5(l)	342	(76)	266
Net pension and OPEB cost (benefit), excluding service cost	—	—	—		(236)	5(l)	(236)	—	(236)

Income From Continuing Operations Before Income Taxes and Equity Investments	2,287	2,239	(2,215)		157		2,468	(578)	1,890
Income taxes	1,026	266	(652)	5(i)	36	5(g)	676	(83)	593

Income From Continuing Operations Before Equity Investments	1,261	1,973	(1,563)		121		1,792	(495)	1,297
Income from equity investments	47	93	(21)	5(j)	—		119	(19)	100

Net Income From Continuing Operations (Including Noncontrolling Interests)	1,308	2,066	(1,584)		121		1,911	(514)	1,397
Less: noncontrolling interests	(61)	(108)	(86)	5(k)	—		(255)	18	(237)

Net Income From Continuing Operations	$1,247	$1,958	$(1,670)		$121		$1,656	$(496)	$1,160

Per Share from Continuing Operations
Basic earnings per share	$4.36								$2.10
Diluted earnings per share	$4.32								$2.09

Weighted Average Shares Outstanding (000’s):
Basic shares outstanding	286,261							5(m )	551,390
Diluted shares outstanding	289,114							5(m )	555,151

See accompanying notes to unaudited pro forma condensed combined financial information

LINDE PLC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

(In millions of U.S. dollars, except per share data)	Praxair (Note 5a)	Linde (Notes 5b, 6)	Purchase Accounting Adjustments	Notes	Other Adjustments	Notes	Subtotal	Divestitures (Note 7)	Pro Forma Condensed Combined
Sales	$9,084	$15,204	$—		$(66)	5(c)	$24,222	$(3,063)	$21,159
Cost of sales, exclusive of depreciation and amortization	5,114	9,472	—	5(d)	(66)	5(c)	14,520	(1,816)	12,704
Selling, general and administrative	911	2,137	—		—		3,048	(359)	2,689
Depreciation and amortization	928	1,419	1,088	5(e)	—		4,096	(304)	3,792
			661	5(f)
Research and development	71	79	—		—		150	—	150
Transaction costs and other charges	74	162	—		(226)	5(g)	10	(1)	9
Other income (expenses) – net	25	214	—		—		239	(11)	228

Operating Profit	2,011	2,149	(1,749)		226		2,637	(594)	2,043
Interest expense – net	130	152	(88)	5(h)	—		194	(56)	138
Net pension and OPEB cost (benefit), excluding service cost	10	(156)	—		—		(146)	(1)	(147)

Income From Continuing Operations Before Income Taxes and Equity Investments	1,871	2,153	(1,661)		226		2,589	(537)	2,052
Income taxes	462	535	(489)	5(i)	53	5(g)	561	(99)	462

Income From Continuing Operations Before Equity Investments	1,409	1,618	(1,172)		173		2,028	(438)	1,590
Income from equity investments	42	67	(15)	5(j)	—		94	(22)	72

Net Income From Continuing Operations (Including Noncontrolling Interests)	1,451	1,685	(1,187)		173		2,122	(460)	1,662
Less: noncontrolling interests	(48)	(92)	(76)	5(k)	—		(216)	18	(198)

Net Income From Continuing Operations	$1,403	$1,593	$(1,263)		$173		$1,906	$(442)	$1,464

Per Share from Continuing Operations
Basic earnings per share	$4.87								$2.66
Diluted earnings per share	$4.82								$2.64

Weighted Average Shares Outstanding (000’s):
Basic shares outstanding	287,800							5(m )	551,390
Diluted shares outstanding	291,275							5(m )	555,151

See accompanying notes to unaudited pro forma condensed combined financial information

1. Description of the Business Combination

The Company was formed in accordance with the requirements of the Business Combination Agreement, dated as of June 1, 2017, as amended, pursuant to which, among other things, Praxair, Inc., a Delaware corporation, and Linde Aktiengesellschaft, a stock corporation incorporated under the laws of Germany, agreed to combine their respective businesses through an all-stock transaction, and become subsidiaries of the Company.

On October 31, 2018, Praxair and Linde AG combined under the Company, as contemplated by the Business Combination Agreement. Pursuant to the Business Combination Agreement, (i) Praxair became an indirect wholly-owned subsidiary of the Company through the merger of Zamalight Subco, Inc., an indirect wholly-owned Delaware subsidiary of the Company with and into Praxair, and (ii) Linde AG became an indirect subsidiary of the Company through an exchange offer by the Company for each issued and outstanding bearer share of Linde AG.

In the Merger, each issued and outstanding share of common stock of Praxair, par value $0.01 per share (the “Praxair Shares”), was converted into the right to receive one ordinary share, nominal value €0.001 per share, of Linde plc (the “Linde plc Shares”). Each issued and outstanding ordinary bearer share, without par value, of Linde AG (the “Linde AG Shares”) that was validly tendered in the Exchange Offer was exchanged for 1.540 Linde plc Shares.

The issuance of Linde plc Shares in connection with the Business Combination, as described above, was registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4 (File No. 333-218485), which was declared effective by the SEC on August 14, 2017.

Prior to the completion of the Business Combination, the Company was wholly owned and controlled by Enceladus Holding Limited, a private company limited by shares formed under the laws of Ireland, which held 25,000 A ordinary shares of €1.00 each in the capital of the Company. In accordance with the terms of the Company’s Amended and Restated Memorandum and Articles of Association, immediately following the issuance of Linde plc Shares pursuant to the Exchange Offer, the 25,000 A ordinary shares of the Company were automatically converted and re-designated into deferred shares that do not carry voting or dividend rights, and were subsequently acquired and cancelled by the Company for nil consideration prior to the effective time of the Merger.

Pursuant to Rule 12g-3(a) under the Exchange Act, as of October 31, 2018, the Company is the successor issuer to Praxair, the Linde plc Shares are deemed to be registered under Section 12(b) of the Exchange Act, and the Company is subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Linde plc Shares trade on the New York Stock Exchange and the Frankfurt Stock Exchange under the ticker symbol “LIN”.

2. Basis of Pro Forma Presentation

The Pro Forma Information was prepared in accordance with Article 11 of Regulation S-X. The Business Combination will be accounted for using the acquisition method of accounting under ASC 805, with Praxair representing the accounting acquirer under this guidance. The Pro Forma Information is based on Praxair’s and Linde AG’s historical consolidated financial statements which are adjusted to give pro forma effect to the Business Combination of Linde AG and Praxair with Praxair representing the accounting acquirer, and other transactions presented herein, such as the Divestitures. The pro forma effects relate to events that are (i) directly attributable to the Business Combination and Divestitures, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined group’s results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared by the Company’s management to illustrate the estimated effect of the Business Combination, the Divestitures and certain other adjustments. The final determination of the purchase consideration and purchase accounting will be based on the fair values of the Linde AG assets acquired and liabilities assumed at the date of the completion of the Business Combination. The unaudited pro forma combined financial statements of income for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to the Business Combination as if it had occurred on January 1, 2017. The unaudited pro forma combined balance sheet as of September 30, 2018 gives effect to the Business Combination as if it has occurred on September 30, 2018.

Linde AG’s historical results are derived from Linde AG’s statements of financial position and profit or loss as of and for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, prepared in accordance with IFRS as issued by the IASB. Praxair’s historical results are derived from the consolidated balance sheet and consolidated statement of income as of and for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, prepared in accordance with U.S. GAAP.

Significant Accounting Policies

The accounting policies of the Company under U.S. GAAP used in the preparation of the Pro Forma Information are those set forth in Praxair’s audited financial statements.

The accounting policies of Linde AG under IFRS as described in Note 5 to the Linde AG historical consolidated financial statements , as previously filed as Exhibit 99.3 to the Company’s Form 8-K reporting the completion of the Business Combination on October 31, 2018, differ in certain material respects from U.S. GAAP. During the preparation of the Pro Forma Information , Praxair and Linde AG performed an analysis of the respective accounting policies of Praxair and Linde AG and identified differences by accounting area. Quantification of these differences was estimated based upon information available to both parties and adjustments were recorded (see Note 6 for further information). Praxair and Linde AG believe the adjustments to Linde AG’s financial statements represent all material adjustments to conform to U.S. GAAP.

3. Calculation of Purchase Consideration and Preliminary Purchase Accounting

Calculation of Purchase Consideration

Linde AG shareholders that accepted the Exchange Offer received Linde plc Shares in exchange for Linde AG Shares. Because Praxair is the accounting acquirer, the pro forma condensed combined financial statements reflect the estimated fair value of the equity to be issued, as represented by the market price of Praxair Shares. The total purchase consideration received by Linde AG shareholders was based on the fair value of the equity deemed to be issued at the consummation of the Business Combination. The estimated purchase price below reflects the estimated fair value of the 92% of Linde AG Shares tendered and Linde plc Shares issued in exchange for those Linde AG Shares, which is based on the final closing price of Praxair Shares prior to the effective time of the Merger on October 31, 2018 of $164.50 per share. The amount of the total estimated purchase price below is not necessarily indicative of the actual fair value of the equity issued at the effective date of the Business Combination.

The purchase price and estimated fair value of Linde AG’s net assets acquired as if the Business Combination closed on September 30, 2018 is presented as follows:

(In thousands, except value per share data, Linde AG exchange ratio, and Purchase Price)
Linde AG Shares Tendered (i)	170,875
Linde AG Shares Exchange Ratio (ii)	1.54

Shares of Linde plc to be issued	263,148
Closing value per share of Praxair (iii)	$164.50

Purchase Price (in millions)	$43,288

(i)	Number of Linde AG Shares tendered in the Exchange Offer.

(ii)	Exchange ratio for Linde AG Shares as set forth in the Business Combination Agreement.
(iii)	Closing price of Praxair Shares on the New York Stock Exchange prior to the effective time of the Merger on October 31, 2018.

Preliminary Purchase Accounting

Under the acquisition method of accounting, Linde AG’s assets and liabilities will be recorded at fair value at the date of the completion of the Business Combination and combined with the historical carrying amounts of the assets and liabilities of Praxair. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets as of September 30, 2018 and have been prepared by the Company’s management to illustrate the estimated effect of the Business Combination and other transactions presented herein, such as the Divestitures. Except inventory, the Pro Forma Information does not include any fair value adjustments associated with current assets and liabilities of Linde AG, as the Company’s management have preliminarily concluded that these historical carrying values approximate their fair values as of September 30, 2018. The purchase accounting is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase accounting is subject to further adjustments as additional information becomes available and as additional analysis and final valuations are completed. The final valuations could differ materially from the preliminary fair valuations presented below.

The following table summarizes the allocation of estimated purchase price to the identifiable assets acquired and liabilities assumed by Praxair, with the excess of the purchase price over the fair value of Linde AG’s net assets recorded as goodwill:

(In millions of U.S. dollars)	Linde (Note 6)	Fair Value Adjustments (Note 4)	Footnote Reference		Fair Value
Purchase Price (i)					$43,288

Identifiable net assets:
Inventories	$1,471	$412	4	(c)	$1,883
Property, plant and equipment	13,000	7,952	4	(d)	20,952
Identifiable intangible assets	2,236	14,926	4	(f)	17,162
Assets classified as held for sale	6	—			6
All other assets (excluding goodwill)	7,784	416	4	(e)	8,200
Long-term debt	(6,120)	(332)	4	(g)	(6,452)
All other liabilities	(14,161)	(5,544)	4	(h)	(19,705)

Total identifiable net assets	4,216	17,830			22,046
Noncontrolling interest	(810)	(4,425)	4	(k)	(5,235)
Goodwill	13,514	12,963			26,477

Total Shareholders’ Equity	$16,920	$26,368			$43,288

(i)	See above for the calculation of the purchase price.

The goodwill balance is primarily attributed to the assembled workforce, expanded market opportunities and cost and other operating synergies anticipated upon the integration of the operations of Praxair and Linde AG. See Note 4 for a discussion of the methods used to determine the fair value of Linde AG’s identifiable assets and liabilities.

4. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents the unaudited historical consolidated balance sheet of Praxair as of September 30, 2018.

(b)

Represents the unaudited historical group statement of financial position of Linde AG as of September 30, 2018 as adjusted and reclassified to conform to U.S. GAAP and the expected presentation of the Company (see Note 6).

(c)	Represents the adjustment to Linde AG’s historical inventory based on the estimated fair value of the inventory (also see Note 5(d)).

(d)

Represents the net adjustment to Linde AG’s historical tangible assets, primarily production plants, based on the preliminary analysis of estimated fair value of the tangible assets (also see Note 5(e)). The fair value of tangible assets was primarily calculated using replacement costs adjusted for the age of the asset and is summarized below:

Property, Plant and Equipment (“PP&E”)	Amount (in millions of U.S. dollars)	Estimated Weighted Average Useful Life (in years)*
Production plants	$11,961	8
Storage tanks	1,680	8
Transportation equipment and other	1,100	5
Cylinders	2,398	14
Buildings	2,006	16
Land and improvements	630	Indefinite
Construction in progress	1,177

Estimated fair value of PP&E	20,952
Less: Pre-existing Linde AG PP&E	13,000

Net adjustment to PP&E	$7,952

*	Represents the future estimated remaining useful life which was estimated based upon the useful life of each asset class adjusted for age.

(e)	Represents the adjustment to Linde AG’s historical equity investments based on the estimated fair value (See Note 5(j)).

(f)

Represents the net adjustment to Linde AG’s intangible assets based on the preliminary analysis of estimated fair value of the intangible assets as discussed in Note 3. The net adjustment to intangible assets is calculated as follows:

	Estimated Useful Life (in years)	Amount (in millions of U.S. dollars)
Identifiable intangible assets
Customer relationships	22	$13,520
Tradenames	3 to Indefinite	2,149
Acquired technology & Other	Various	1,493

Estimated fair value of identifiable intangible assets		17,162
Less: Pre-existing Linde AG intangible assets		2,236

Net adjustment to intangible assets		$14,926

The fair value estimate for all other identifiable intangible assets is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for identifiable intangibles or estimates of remaining useful lives may differ materially from this preliminary determination (see Note 5(f)).

The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Linde AG’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of multi-year projection periods and discounted to present value.

Tradenames, primarily the Linde name, and acquired technology were valued using the relief from royalty method under the income approach, this method estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset and discounted to present value.

(g)

Represents the adjustment to Linde AG’s historical long-term debt to record it at fair market value as of the balance sheet date. The fair value for long-term debt was primarily obtained from third party quotes as the majority of the Linde AG bond portfolio is publicly traded (see Note 5(h)).

(h)

Represents the adjustment to deferred tax liabilities, on a preliminary basis, resulting from the pro forma fair value adjustments for intangible assets (excluding goodwill as it is not expected to be tax deductible), property, plant and equipment, equity investments, inventory and debt. This effective tax rate is based on the statutory tax rates in the jurisdictions where the fair value adjustments have been made.

(i)	Represents adjustments to eliminate Linde AG’s historical equity amounts.

(j)	Represents adjustments to record the fair value of equity consideration in the Company transferred to Linde AG shareholders to effectuate the Business Combination (see Note 3).

(k)

Represents an adjustment of $4,425 million to record noncontrolling interests of Linde AG to fair value. This includes an adjustment of approximately $3,224 million for the 8% of Linde AG Shares which were not tendered in the Exchange Offer and are intended to be the subject of a cash-merger squeeze-out. On November 1, 2018, the Company’s wholly-owned indirect subsidiary, Linde Intermediate Holding AG, which directly owns the 92% of Linde AG Shares acquired in the Exchange Offer, determined the adequate cash compensation to be paid to the 8% remaining Linde AG minority shareholders in exchange for the transfer of their Linde AG Shares at €188.24 for each Linde AG Share on the basis of a valuation report by an independent valuation firm. This figure has been used as the basis for this adjustment. The effectiveness of the cash-merger squeeze-out is subject to approval by the shareholders of Linde AG (including Linde Intermediate Holding AG) at an extraordinary shareholders meeting of Linde AG and registration with the competent commercial registers in Germany. The remaining adjustment of approximately $1,201 million relates to the fair value adjustment for historic noncontrolling interests of Linde AG and its subsidiaries.

(l)

Represents an estimate of the future costs of $114 million, comprised of $68 million to be incurred by Linde AG and $46 million to be incurred by Praxair, and related tax effect of $21 million, directly attributable to the Business Combination, including primarily advisory, consulting, marketing and legal fees that are recorded as an adjustment to the unaudited pro forma condensed combined balance sheet only. These amounts will be expensed as incurred in the future.

(m)

Represents an adjustment to retire Praxair treasury stock which, in accordance with the terms of the Business Combination Agreement, was not converted to Linde plc Shares upon consummation of the Business Combination.

(n)

Represents an adjustment to certain historic Praxair non-qualified benefit plans which employees have elected to receive a lump sum payout upon a change in control as defined by the specific plans. This change in control provision will be settled as a result of the Merger and will result in a cash payout of approximately $120 million, $106 million of which was previously accrued by Praxair as of September 30, 2018. Upon payout this will result in an additional pension settlement charge of approximately $60 million (after-tax of $47 million). This pension settlement charge is not presented within the statement of income in accordance with Article 11 of Regulation S-X because it is nonrecurring, direct, incremental costs related to the Business Combination and is expected to occur within one year.

(o)	Represents a reclassification of Praxair’s historic VAT receivables from Accounts Receivable - net to Prepaid and other current assets, in line with the expected presentation of the Company.

(p)	Represents a reclassification of Praxair’s historic software from Property, plant and equipment - net to Other intangible assets - net, in line with the expected presentation of the Company.

5. Notes to Unaudited Pro Forma Condensed Combined Statement of Income

(a)	Represents the historical consolidated statement of income for Praxair for the year ended December 31, 2017, and the nine months ended September 30, 2018, as applicable.

(b)

Represents the historical group statement of profit and loss for Linde AG for the year ended December 31, 2017, and the nine months ended September 30, 2018, as adjusted and reclassified to conform to U.S. GAAP and the expected presentation of the Company (see Note 6).

(c)	Represents the elimination of sales, and related cost of sales, between Praxair and Linde AG for the year ended December 31, 2017 and the nine months ended September 30, 2018, as applicable.

(d)

An adjustment to cost of goods sold for the estimated incremental expense related to the inventory fair value adjustment which is recorded as the inventory is sold (see Note 4c) is not included for presentation purposes in accordance with Article 11 of Regulation S-X because the inventory is expected to be sold within a year.

(e)

Represents an adjustment to record the estimated additional depreciation expense related to the increased value of Property, plant and equipment - net, which have been recorded at estimated fair value on a pro forma basis (see Note 4d). These pro forma PP&E fair value amounts will be depreciated over the estimated remaining useful lives on a straight-line basis consistent with Praxair’s useful life assumptions. The net adjustment to depreciation expense is calculated as follows:

(In millions of U.S. dollars)	Estimated Fair Value	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Acquired property, plant and equipment and related depreciation	$20,952	$2,436	$3,154
Less: Linde AG’s historical depreciation expense, excluding PPA		1,348	1,704

Net adjustment to depreciation expense		$1,088	$1,450

A 10% increase / decrease in the fair value attributable to PP&E, with all other variables held constant, would result in an increase / decrease in annual depreciation expense of approximately $253 million. Additionally, a one-year increase / decrease in the estimated useful life of PP&E, with all other variables held constant, would result in an increase / decrease in annual depreciation expense in the range of approximately $276 million to $413 million. The Company’s management believes that using a 10% threshold in the sensitivity analysis is the appropriate magnitude given the relative size of the respective adjustments compared to the pro forma total assets and demonstrates a meaningful impact on the unaudited pro forma condensed combined statements of income.

(f)

Represents the adjustments to record amortization expense related to the increased basis of intangible assets (see Note 4(f)), which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a pattern of economic benefit. The net adjustment to amortization expense is calculated as follows:

(In millions of U.S. dollars)	Estimated Fair Value	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Acquired finite-lived intangible assets and related amortization	$17,162	$732	$992
Less: Linde AG’s historical amortization expense, excluding PPA		71	110

Net adjustment to amortization expense		$661	$882

A 10% increase / decrease in the fair value attributable to identified intangible assets would, with all other variables held constant, result in an increase / decrease in annual amortization expense of approximately $88 million. Additionally, a one-year increase / decrease in the estimated useful life of intangible assets, with all other variables held constant, would result in an increase / decrease in annual amortization expense in the range of approximately $15 million to $36 million. The Company’s management believes that using a 10% threshold in the sensitivity analysis is the appropriate magnitude given the relative size of the respective adjustments compared to the pro forma total assets and demonstrates a meaningful impact on the unaudited pro forma condensed combined statements of income.

(g)

Represents the adjustment to eliminate transaction costs related to the Business Combination expensed in Praxair’s and Linde AG’s historical consolidated statements of income. As these transaction costs are nonrecurring, direct, incremental costs of the specific transaction, which are reflected in the historical financial information, they have not been reflected in the unaudited pro forma condensed combined statements of income. A pre-tax adjustment totaling $226 million (after-tax of $174 million) has been reflected in the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2018, $64 million of which were expensed by Praxair and $162 million of which were expensed by Linde AG. An adjustment totaling $157 million (after-tax of $122 million) has been reflected in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2017, $52 million of which were expensed by Praxair and $105 million of which were expensed by Linde AG.

As of September 30, 2018, estimated future transaction costs of $114 million are expected to be incurred by Praxair and Linde AG (see Note 4(l)). An adjustment for these costs has not been made to the unaudited pro forma condensed combined statement of income as they are nonrecurring.

(h)

Represents a reduction to Interest expense - net related to the estimated long-term debt fair value adjustment required by purchase accounting, which will be amortized through 2030 and corresponds to the period over which the underlying bonds are outstanding (see Note 4 (g)). Although the principal amount of the obligation did not change, the long-term debt fair value adjustment results in an increase to debt and a decrease to interest expense of $117 million for the year ended December 31, 2017 and a decrease of $88 million for the nine months ended September 30, 2018.

Amortization of the fair value adjustment is expected to be recognized as follows:

(In millions of U.S. dollars)	Amortization
Year 1	$117
Year 2	82
Year 3	60
Year 4	34
Year 5	34
Thereafter	5

Total	$332

(i)

Represents the tax effect of purchase accounting adjustments (see Note 4 (h)) and the tax effect of Business Combination transaction costs eliminated from Praxair’s and Linde AG’s historical consolidated statement of income. The effective tax rate is based on the statutory tax rates in the respective jurisdictions where the adjustments have been made.

(j)

Represents a reduction to Income from equity investments for incremental expense related to the amortization and depreciation associated with the underlying assets that have been adjusted to fair value (see Note 4 (e)).

(k)

For the year-ended December 31, 2017 represents a net $(86) million noncontrolling interest related to purchase accounting adjustments of $79 million which was more than offset by the share in net income of Linde AG attributable to non-controlling interest of the 8% of Linde AG Shares which were not tendered in the Exchange Offer $(165) million. For the nine months ended September 30, 2018 there was a net adjustment of $(76) million, $59 million relating to purchase accounting adjustments and $(135) million related to the 8% Linde AG minority shareholders.

(l)

Effective January 1, 2018, Praxair adopted Accounting Standards Update (“ASU”) No. 2017-07, Compensation Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit costs, using the retrospective method. The adoption of this standard is reflected in the historical financial statements of Praxair for the nine months ended September 30, 2018, but not reflected in the historical financial statements for the year ended December 31, 2017. While not directly attributable to the Merger, the Company has elected to include pro forma adjustments to reflect the impact of the adoption of this standard on the historical financial statements for the year ended December 31, 2017, as the Company believes it may be useful to investors and other users of these unaudited pro forma financial statements for comparability of results.

(m)

Represents the weighted average shares outstanding for both Linde AG and Praxair calculated as the number of Linde plc Shares that were issued in connection with the Business Combination on October 31, 2018 as well as the weighted average dilutive impact of any share based compensation programs in place. The pro forma number of shares were calculated as follows:

(In thousands, except per share data, exchange ratio and conversion ratio)
Linde plc Shares to be exchanged for Linde AG shares
Linde AG Shares tendered(i)	170,875
Linde AG Shares exchange ratio(ii)	1.540

Linde plc Shares exchanged for Linde AG Shares - basic	263,148

Linde AG dilutive shares outstanding - dilutive(iii)	186
Linde AG Shares exchange ratio(ii)	1.540

286
Linde plc Shares exchanged for Linde AG shares - diluted	263,434

Linde plc Shares to be issued to Praxair shareholders upon conversion of their shares
Praxair Shares outstanding on Merger date	287,907
Praxair employee shares that vested as a result of the Merger	335

Total Praxair Shares converted in the Merger(iv)	288,242
Praxair conversion ratio(ii)	1.000

Linde plc Shares to be issued to Praxair Shareholders upon conversion of their shares - basic	288,242
Praxair dilutive shares outstanding - dilutive(v)	3,475
Praxair conversion ratio(ii)	1.000

3,475

Linde plc Shares to be issued to Praxair shareholders upon conversion of their shares - diluted	291,717

Total Linde plc Shares
Linde plc Shares - Basic	551,390
Linde plc Shares - Diluted	555,151

(i)	Number of Linde AG shares tendered in the Exchange Offer.
(ii)	Exchange ratio for Linde AG Shares and conversion ratio for Praxair Shares as set forth in the Company’s German exchange offer document and the Business Combination Agreement, respectively.
(iii)

Upon completion of the Business Combination, outstanding Linde AG Share-based compensation awards were partially settled in cash with no dilutive impact. No adjustments have been recorded to the unaudited pro forma condensed combined balance sheet because a liability has been recorded at September 30, 2018 related to these cash payments. Outstanding unvested Linde AG Share-based compensation awards that were be converted to similar Linde plc awards are estimated to have a dilutive impact of approximately 286,000 shares.

(iv)	Number of Praxair Shares issued and outstanding as of the Merger date, plus unvested deferred compensation units, which were converted into Linde plc Shares.
(v)	Estimated number of dilutive Praxair Shares based on the weighted average share calculation for the nine months ended September 30, 2018.

6. Adjustments to Linde AG’s Historical Financial Statements to Conform to U.S. GAAP and U.S. Dollar Presentation

Linde AG’s historical consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB, which differs in certain material respects from U.S. GAAP. The unaudited U.S. GAAP and U.S. dollar information includes a statement of financial position and statements of profit and loss of Linde AG derived from the historical consolidated financial statements for the year ended December 31, 2017 and derived from the accounting records of Linde AG as of and for the nine months ended September 30, 2018, prepared in accordance with IFRS as issued by the IASB. This balance sheet as of September 30, 2018 and statements of income for the year ended December 31, 2017 and for the nine months ended September 30, 2018 have been adjusted to reflect Linde AG’s consolidated statement of financial position and statements of profit or loss on a U.S. GAAP basis and translated from Euros to U.S. dollars, the reporting currency of the combined group, using the exchange rates derived from Bloomberg (1.1604 as of September 30, 2018, and the average exchange rates of 1.1946 for the nine months ended September 30, 2018 and 1.1299 for the year ended December 31, 2017).

This reconciliation is as follows (unaudited and amounts presented in millions, except per share amounts):

UNAUDITED LINDE AG U.S. GAAP STATEMENT OF FINANCIAL POSITION

AS OF SEPTEMBER 30, 2018

(In millions)	Linde AG (6a)	Reclassification & Other Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Linde AG U.S. GAAP	Linde AG U.S. GAAP
Assets
Goodwill	€11,068	€—		€578	6(u)	€11,646	$13,514
Other intangible assets	1,929	—		(2)	6(t)	1,927	2,236
Tangible assets	11,833	—		(630)	6(t)	11,203	13,000
Investments in associates and joint ventures	218	(218)	6(b)	—		—	—
Other financial assets	108	(108)	6(b)	—		—	—
Receivables from finance leases	66	(66)	6(b)	—		—	—
Trade receivables	6	(6)	6(b)	—		—	—
Other receivables and other assets	435	(435)	6(b)	—		—	—
Income tax receivables	9	(9)	6(b)	—		—	—
Deferred tax assets	444	(444)	6(b)	—		—	—
Other long-term assets	—	1,286	6(b)	319	6(t)	1,605	1,862

Total Non-Current Assets	26,116	—		265		26,381	30,612
Inventories	1,279	—		(11)	6(t)	1,268	1,471
Receivables from finance leases	22	(22)	6(c)	—		—	—
Trade receivables	2,678	(2,678)	6(c)	—		—	—
Contract assets	188	(188)	6(d)	—		—	—
Other receivables and other assets	730	(730)	6(d)	—		—	—
Income tax receivables	166	(166)	6(d)	—		—	—
Accounts receivable - net	—	2,700	6(c)	(24)	6(t)	2,676	3,105
Prepaid and other current assets	—	1,100	6(d)	82	6(t)	1,182	1,372
Securities	16	(16)	6(d)	—		—	—
Cash and cash equivalents	1,348	—		(103)	6(t)	1,245	1,445
Non-current assets classified as held for sale	5	—		—		5	6

Total Current Assets	6,432	—		(56)		6,376	7,399

Total Assets	€32,548	€—		€209		€32,757	$38,011

UNAUDITED LINDE AG U.S. GAAP STATEMENT OF FINANCIAL POSITION

AS OF SEPTEMBER 30, 2018

(In Millions)	Linde AG (6a)	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Linde AG U.S. GAAP	Linde AG U.S. GAAP
Equity and liabilities
Capital subscribed	€475	€(475)	6(e)	€—		€—	$—
Capital reserve	6,730	(6,730)	6(e)	—		—	—
Common stock and Additional paid-in capital	—	7,205	6(e)	—		7,205	8,361
Revenue reserves (Retained earnings)	8,066	1,118	6(f)	536	6(u)	9,720	11,279
Cumulative changes in equity not recognised through the statement of profit and loss	(1,226)	(1,118)	6(f)	—		(2,344)	(2,720)

Total Equity Attributable to Linde AG Shareholders	14,045	—		536		14,581	16,920
Non-controlling interests	868	—		42	6(u)	698	810
				(212)	6(t)

Total Equity	14,913	—		366		15,279	17,730
Provisions for pensions and similar obligations	1,216	(1,216)	6(g)	—		—	—
Other non-current provisions	412	(412)	6(g)	—		—	—
Deferred tax liabilities	1,358	(1,358)	6(g)	—		—	—
Financial debt	5,315	48	6(h)	(89)	6(t)	5,274	6,120
Liabilities from finance leases	48	(48)	6(h)	—		—	—
Trade payables	10	(10)	6(g)	—		—	—
Contract liabilities	117	(117)	6(g)	—		—	—
Other non-current liabilities	381	3,113	6(g)	(28)	6(t)	3,466	4,022

Total Non-Current Liabilities	8,857	—		(117)		8,740	10,142
Current provisions	1,061	(1,061)	6(j)	—		—	—
Financial debt	2,559	(2,559)	6(i)	—		—	—
Short-term debt	—	939	6(i)	—		939	1,090
Current portion of long-term debt	—	1,638	6(i)	(8)	6(t)	1,630	1,891
Liabilities from finance leases	18	(18)	6(i)	—		—	—
Trade payables	2,811	—		(30)	6(t)	2,781	3,227
Contract liabilities	1,354	(1,354)	6(j)	—		—	—
Other current liabilities	563	2,827	6(j)	(2)	6(t)	3,388	3,931
Income tax liabilities	412	(412)	6(j)	—		—	—

Total Current Liabilities	8,778	—		(40)		8,738	10,139

Total Equity and Liabilities	€32,548	€—		€209		€32,757	$38,011

UNAUDITED LINDE AG U.S. GAAP STATEMENT OF PROFIT AND LOSS

FOR THE YEAR ENDED DECEMBER 31, 2017

(In millions, except per share data)	Linde AG (6a)	Reclassification & Other Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Linde AG U.S. GAAP	Linde AG U.S. GAAP
Revenue	€17,113	€566	6(s)	€(489)	6(t)	€17,190	$19,423
Cost of sales	11,274	(1,620)	6(o)	(253)	6(t)	10,814	12,219
		(81)	6(p)	(68)	6(w)
		1,196	6(q)
		366	6(s)

Gross Profit	5,839	705		(168)		6,376	7,204
Research and development costs	112	(18)	6(o)	(2)	6(w)	89	101
		(3)	6(p)
Marketing and selling expenses	2,375	(2,375)	6(k)	—		—	—
Administration expenses	1,629	(1,629)	6(k)	—		—	—
Selling, general and administrative	—	4,004	6(k)	(32)	6(t)	2,246	2,538
		(280)	6(o)	(147)	6(w)
		(289)	6(p)
		(1,196)	6(q)
		186	6(s)
Depreciation and amortization	—	1,918	6(o)	(75)	6(t)	1,605	1,813
		(238)	6(r)				—

Transaction costs and other charges	—	373	6(p)	—		373	421
Other operating income	418	(418)	6(l)	—		—	—
Other operating expenses	216	(216)	6(l)	—		—	—
Other income (expenses) - net	—	202	6(l)	1	6(t)	182	206
		(6)	6(s)	(15)	6(w)
Share of profit or loss from associates and joint ventures (at equity)	19	(19)	6(n)	—		—	—

Net Profit on Operating Activities - Continuing Operations	1,944	227		74		2,245	2,537
Financial income	37	(37)	6(m)	—		—	—
Financial expenses	302	(302)	6(m)	—		—	—
Interest expense - net	—	265	6(m)	(1)	6(t)	264	298
				—	6(w)

Profit Before Tax From Continuing Operations	1,679	227		75		1,981	2,239
Income tax expense	143	55	6(r)	(28)	6(t)	235	266
		(4)	6(s)	22	6(v)		—
				47	6(w)
Income from equity investments	—	19	6(n)	63	6(t)	82	93

Profit From Continuing Operations (including noncontrolling interests)	1,536	195		97		1,828	2,066
Less: Noncontrolling interests	(132)	—		36	6(t)	(96)	(108)

Profit From Continuing Operations	1,404	195		133		1,732	1,958
Profit From Discontinued Operations	30	(30)	6(s)	—		—	—

Profit for the Year	€1,434	€165		€133		€1,732	$1,958

UNAUDITED LINDE AG U.S. GAAP STATEMENT OF PROFIT AND LOSS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

(In millions, except per share data)	Linde AG (6a)	Reclassification & Other Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Linde AG U.S. GAAP	Linde AG U.S. GAAP
Revenue	€13,050	€—		€(323)	6(t)	€12,727	$15,204
Cost of sales	8,410	(1,204)	6(o)	(144)	6(t)	7,929	9,472
		875	6(q)	(8)	6(w)

Gross Profit	4,640	329		(171)		4,798	5,732
Research and development costs	79	(13)	6(o)	—		66	79
Impairment losses on receivables and contract assets	131	(131)	6(k)	—		—	—
Marketing and selling expenses	1,718	(1,718)	6(k)	—		—	—
Administration expenses	1,188	(1,188)	6(k)	—		—	—
Selling, general and administrative	—	3,037	6(k)	(15)	6(t)	1,789	2,137
		(204)	6(o)	(18)	6(w)
		(136)	6(p)
		(875)	6(q)
Depreciation and amortization	—	1,421	6(o)	(74)	6(t)	1,188	1,419
		(159)	6(r)				—

Transaction costs and other charges	—	136	6(p)	—		136	162
Other operating income	333	(333)	6(l)	—		—	—
Other operating expenses	129	(129)	6(l)	—		—	—
Other income (expenses) - net	—	204	6(l)	1	6(t)	179	214
				(26)	6(w)		—
Share of profit or loss from associates and joint ventures (at equity)	16	(16)	6(n)	—		—	—

Net Profit on Operating Activities - Continuing Operations	1,744	143		(89)		1,798	2,149
Financial income	40	(40)	6(m)	—		—	—
Financial expenses	187	(187)	6(m)	—		—	—
Interest expense - net	—	147	6(m)	(6)	6(t)	127	152
				(14)	6(w)
Net pension and OPEB cost (benefit), excluding service cost	—	—		(131)	6(w)	(131)	(156)

Profit Before Tax From Continuing Operations	1,597	143		62		1,802	2,153
Income tax expense	384	44	6(r)	(20)	6(t)	448	535
				40	6(w)
Income from equity investments	—	16	6(n)	40	6(t)	56	67

Profit From Continuing Operations (including noncontrolling interests)	1,213	115		82		1,410	1,685
Less: Noncontrolling interests	(100)	—		23	6(t)	(77)	(92)

Profit From Continuing Operations	€1,113	€115		€105		€1,333	$1,593

(a)

Represents the historical group statements of profit and loss for the year ended December 31, 2017 and nine months ended September 30, 2018. In addition, represents the historical group statement of financial position as of September 30, 2018.

Adjustments included in the column “Reclassification & Other Adjustments” are as follows:

Represents certain reclassifications of historical Linde AG financial statement line items to conform to the expected financial statement line items of the combined group including:

Balance sheet items (b)-(j):

(b)

Non-current assets including Investments in associates and joint ventures, Other financial assets, Receivables from finance leases, Trade receivables, Other receivables and other assets, Income tax receivables and Deferred tax assets have been reclassified to Other long-term assets;

(c)	Receivables from finance leases and Trade receivables have been reclassified to Accounts receivable - net;

(d)	Other assets, including in Contract assets, Other receivables and other assets, Income tax receivables and securities have been reclassified to Prepaid and other current assets;

(e)	Capital subscribed and Capital reserve have been reclassified to Common stock and Additional paid-in capital;

(f)

Accumulated deferred gains and losses related to pension and other post employee plans included in Revenue reserves have been reclassified to Cumulative changes in equity not recognized through the statement of profit and loss.

(g)

Non-current liabilities including Provisions for pensions and similar obligations, Other non-current provisions, Deferred tax liabilities, Trade Payables and Contract liabilities have been reclassified to Other non-current liabilities;

(h)	Liabilities from finance leases (non-current) have been reclassified to Financial debt (non-current);

(i)	Liabilities from finance leases (current) and the Current portion of Financial debt have been reclassified to Current portion of long-term debt and Short-term debt; and

(j)	Current provisions, Contract liabilities and Income tax liabilities have been reclassified to Other current liabilities.

Statement of income items (k)-(s):

(k)

Marketing and selling expenses and Administration expenses have been reclassified to Selling, general and administrative for the year-ended December 31, 2017. For the nine months ended September 30, 2018, Marketing and selling expenses, Administration expenses and Impairment losses on receivables and contract assets have been reclassified to Selling, general and administrative;

(l)	Other operating income and Other operating expenses have been reclassified to Other income (expenses) - net;

(m)	Financial income and Financial expenses have been reclassified to Interest expense - net;

(n)	Share of profit or loss from associates and joint ventures (at equity) have been reclassified to Income from equity investments;

(o)

Depreciation and amortization has historically been presented as a component of each functional line item within the Statement of income by Linde AG. Depreciation and amortization have been reclassified to a single caption, consistent with the Company’s expected presentation;

(p)

Transaction costs and other charges, have historically been presented as a component of each functional line item within the Statement of income by Linde AG. These transaction costs and other charges have been reclassified to a single caption, consistent with the Company’s expected presentation;

(q)

Linde AG historically recorded a portion of distribution costs as Marketing and selling expenses. The distribution costs have been reclassified to cost of sales consistent with the Company’s expected presentation.

(r)	Relates to the elimination of historic Linde AG purchase accounting adjustments which are combined with the Company’s purchase accounting adjustments (see Note 5).

(s)

As of December 31, 2017, Linde AG was pursuing the divestiture of the logistics service provider Gist (“Gist logistics”). The Gist business was reported as discontinued operations in Linde AG’s consolidated financial statements for the financial year ended December 31, 2017. In the second quarter of the financial year 2018, negotiations with potential buyers of the Gist business were abandoned and a sale of the Gist business was no longer deemed highly probable. As such, reclassification entries have been recorded for the year ended December 31, 2017 to unwind the discontinued operations accounting treatment. No such adjustments were required for the nine months ended September 30, 2018 because Gist logistics was recorded as continuing operations by Linde AG.

Adjustments included in the column “IFRS to U.S. GAAP Adjustments” are as follows:

(t)

Reflects reclassification adjustments for joint operations and certain 50%-owned investments as equity investments. Under IFRS, joint operations are proportionately consolidated on a line-by-line basis. Under U.S. GAAP, an entity does not qualify for a joint operation if it is a corporate joint venture and would be accounted for as an equity investment. Therefore joint operations consolidated using the line-by-line method under IFRS are reclassified to equity investments under U.S. GAAP. Additionally, under IFRS certain 50%-owned investments are consolidated if control is demonstrated, as defined. Under U.S. GAAP consolidation is determined based on either a variable interest or voting interest model. Linde AG has certain 50%-owned investments which are consolidated under IFRS which do not meet the criteria for consolidation under U.S. GAAP. Therefore, these investments have been de-consolidated and reclassified to equity investments for U.S. GAAP purposes.

(u)

Reflects an adjustment to record non-controlling interests (which is herein referred to as “NCI”) to fair value and subsequent acquisitions of NCI. In accordance with IFRS, the acquirer in a Business Combination can elect, on a transaction-by-transaction basis, to measure NCI at fair value or at the holder’s proportionate interest in the recognized amount of the identifiable net assets of the acquiree at the date of acquisition. U.S. GAAP requires the acquirer in a Business Combination to measure NCI at fair value as of the acquisition date with the exception of share-based payments held as NCI.

(v)

Under IFRS, deferred taxes that were originally recorded through other comprehensive income are adjusted back in other comprehensive income for the effect of a tax rate change. Under U.S. GAAP, such tax rate change adjustments are required to be recorded as an adjustment to profit and loss. Accordingly, an adjustment was recorded to reflect the amount through the profit and loss statement for U.S. GAAP purposes.

(w)	Reflects adjustments and reclassifications made for pension and other Long-Term Employee Benefits. A summary of these adjustments, and their impact on each of the respective line items, is as follows:

	For the nine months ended September 30, 2018
(In millions)	Expected Return on Plan Assets (1)	Classification of Net Interest Cost (2)	Total Adjustments
Financial Statement Caption
Cost of sales	€—	€(8)	€(8)
Selling, general and administrative	—	(18)	(18)
Other income (expenses) - net	—	(26)	(26)
Interest expense - net	—	(14)	(14)
Net pension and OPEB cost (benefit), excluding service cost	(145)	14	(131)

Profit Before Tax From Continuing Operations	€145	€—	€145
Less: Income tax expense			40

Profit From Continuing Operations			€105

	For the year ended December 31, 2017
(In millions)	Expected Return on Plan Assets (1)	Classification of Net Interest Cost (2)	Total Adjustments
Financial Statement Caption
Cost of sales	€(63)	€(5)	€(68)
Research and development costs	(2)	—	(2)
Selling, general and administrative	(137)	(10)	(147)
Other income (expenses) - net	—	(15)	(15)
Interest expense - net	—	—	—

Profit Before Tax From Continuing Operations	€202	€—	€202
Less: Income tax expense			47

Profit From Continuing Operations			€155

(1)

Expected return on plan assets - Under IFRS, companies calculate a net interest cost (income) by applying the discount rate to the net pension benefit obligation or asset, while U.S. GAAP requires companies to calculate a separate return on plan assets using an estimated long-term rate of return on plan assets. The interest cost on the pension benefit obligation is generally the same under both IFRS and U.S. GAAP.

Following is a summary of the calculation of the pro forma income statement adjustment of €202 million for the year ended December 31, 2017 relating to the expected return on plan assets. This adjustment is due to the different asset return rates used for IFRS versus U.S. GAAP. The pro forma income statement adjustment of €145 million for the nine months ended September 30, 2018 is calculated using a similar methodology (euros in millions):

Plan Assets	€5,619	A
Rate differential:
Expected rate on plan assets*	5.9%	US GAAP
Weighted average discount rate	2.3%	IFRS
Difference	3.6%	B

Calculated difference	€202	A*B

*

The expected long-term rate of return on pension plan assets was estimated based on the plan’s investment strategy and asset allocation, historical capital market performance, and historical performance.

No pro forma balance sheet adjustment is required because the amounts recorded for pension assets and obligations will not change materially as a result of purchase accounting.

(2)

Classification of net interest cost - Under IFRS companies can present different components of net benefit cost within different line items on the income statement, such as operating expenses and finance expense. Under U.S. GAAP all components of net benefit cost, other than service cost, must be aggregated and presented as a net amount in the income statement, within Net pension and OPEB cost (benefit), excluding service cost.

7. Divestitures Related to the Business Combination - Net and Other

The following is a summary of adjustments made to the Pro Forma Information from the Divestitures agreed to with certain regulatory agencies in connection with obtaining approval for the consummation of the Business Combination.

	As of September 30, 2018
(In millions of U.S. dollars)	Praxair Europe (Note 7(a))	Praxair Other (Note 7(b))	Linde AG (Note 7(c))	Other (Note 7(d))	Total Divestitures
Assets
Cash and cash equivalents*	$5,026	$18	$3,265	$(1,316)	$6,993
Accounts receivable – net	(310)	(12)	(276)	—	(598)
Inventories	(71)	(7)	(203)	—	(281)
Prepaid and other current assets	(42)	—	(138)	—	(180)
Assets held for sale	—	52	631	—	683

Total Current Assets	4,603	51	3,279	(1,316)	6,617
Property, plant and equipment – net	(1,363)	(78)	(1,601)	—	(3,042)
Goodwill	(668)	—	(2,154)	—	(2,822)
Other intangible assets – net	(115)	—	(18)	—	(133)
Other long-term assets	(279)	—	(130)	—	(409)

Total Assets	$2,178	$(27)	$(624)	$(1,316)	$211

Liabilities and Equity
Accounts payable	$(231)	$(3)	$(131)	$—	$(365)
Short-term debt	—	—	(29)	—	(29)
Current portion of long-term debt	—	—	(2)	—	(2)
Other current liabilities	(181)	(4)	(175)	—	(360)
Liabilities of assets held for sale	—	5	52	—	57

Total Current Liabilities	(412)	(2)	(285)	—	(699)
Long-term debt	(2)	—	(2)	(1,290)	(1,294)
Other long-term liabilities	(265)	(4)	(337)	—	(606)

Total Liabilities	(679)	(6)	(624)	(1,290)	(2,599)
Shareholders’ Equity:
Retained earnings	3,052	(21)	—	(26)	3,005

Total Shareholders’ Equity	3,052	(21)	—	(26)	3,005
Noncontrolling interests	(195)	—	—	—	(195)

Total Equity	2,857	(21)	—	(26)	2,810

Total Liabilities and Equity	$2,178	$(27)	$(624)	$(1,316)	$211

*

Cash and cash equivalents represents proceeds on divestitures partially offset by bond redemptions of $1,316 million, see Note 7(d) below for additional information. Proceeds on divestitures represents the cash per the applicable divestiture agreement less estimated taxes, estimated purchase price adjustments and estimated fees and other which is calculated as follows:

	Purchase Price and Related Adjustments
(In millions of U.S. dollars)	Per Agreement	Estimated Taxes	Estimated Purchase Price Adjustments	Estimated Fees and Other**	Net Purchase Price
Cash and cash equivalents
Praxair Europe (Note 7(a))**	$5,658	$(420)	$(96)	$(116)	$5,026
Praxair Other (Note 7(b))***	$21	$—	$(3)	$—	$18
Linde AG (Note 7(c))***	$4,000	$(475)	$(245)	$(15)	$3,265

**

Includes fees that are directly related to the Divestitures however have not been paid as of September 30, 2018. In addition, Praxair Europe includes $104 million related to the SIAD SPA (as defined below). See below for additional information.

***	Does not include proceeds from divestitures in Asia as such proceeds are not factually supportable at this time.

	For the nine months ended September 30, 2018					For the year ended December 31, 2017
(In millions of U.S. dollars)	Praxair Europe (Note 7(a))	Praxair Other (Note 7(b))	Linde AG (Note 7(c))	Other (Note 7(d))	Total Divestitures	Praxair Europe (Note 7(a))	Praxair Other (Note 7(b))	Linde AG (Note 7(c))	Other (Note 7(d))	Total Divestitures
Sales	$(1,197)	$(88)	$(1,778)	$—	$(3,063)	$(1,434)	$(119)	$(2,311)	$—	$(3,864)
Cost of sales, exclusive of depreciation and amortization	(700)	(61)	(1,055)	—	(1,816)	(824)	(83)	(1,376)	—	(2,283)
Selling, general and administrative	(128)	(4)	(227)	—	(359)	(164)	(7)	(346)	—	(517)
Depreciation and amortization	(122)	(7)	(175)	—	(304)	(153)	(9)	(260)	—	(422)
Transaction costs and other charges	—	—	(1)	—	(1)	—	—	—	—	—
Other income (expenses) – net	(3)	—	(8)	—	(11)	(4)	1	(9)	—	(12)

Operating Profit	(250)	(16)	(328)	—	(594)	(297)	(19)	(338)	—	(654)
Interest expense – net	—	—	(28)	(28)	(56)	—	(1)	(38)	(37)	(76)
Net pension and OPEB cost (benefit), excluding service cost	(1)	—	—	—	(1)	—	—	—	—	—

Income From Continuing Operations Before Income Taxes and Equity Investments	(249)	(16)	(300)	28	(537)	(297)	(18)	(300)	37	(578)
Income taxes	(56)	(5)	(44)	6	(99)	(81)	(8)	(2)	8	(83)

Income From Continuing Operations Before Equity Investments	(193)	(11)	(256)	22	(438)	(216)	(10)	(298)	29	(495)
Income from equity investments	(13)	—	(9)	—	(22)	(13)	—	(6)	—	(19)

Net Income From Continuing Operations (Including Noncontrolling Interests)	(206)	(11)	(265)	22	(460)	(229)	(10)	(304)	29	(514)
Less: noncontrolling interests	18	—	—	—	18	18	—	—	—	18

Net Income From Continuing Operations	$(188)	$(11)	$(265)	$22	$(442)	$(211)	$(10)	$(304)	$29	$(496)

(a) Praxair Europe

Relates to two transactions that were entered into with respect to Praxair’s European business to satisfy regulatory requirements to consummate the Business Combination:

•

The Società Italiana Acetilene e Derivati S.p.A. (“SIAD”) Sale and Purchase Agreement (referred to as “SIAD SPA”) dated December 5, 2017 whereby Praxair agreed, inter alia, to sell its 35% non-controlling participation in its Italian joint venture SIAD to its joint venture partner Flow Fin in exchange for Flow Fin’s 40% non-controlling participation in Praxair’s majority-owned Italian joint venture, Rivoira S.p.A., and payment of a net purchase price of €90 million ($104 million as of September 30, 2018) by Praxair to Flow Fin. This transaction was completed on October 31, 2018 and;

•

The Praxair Europe Sale and Purchase Agreement dated July 5, 2018 (the “Europe SPA”) pursuant to which Praxair sold the majority of its European businesses to Taiyo Nippon Sanso Corporation for €5.0 billion in cash consideration ($5.7 billion at December 3, 2018), reduced by normal closing adjustments of €86 million ($96 million). The transactions covered by the Europe SPA were completed on December 3, 2018.

The divestiture of the majority of Praxair’s European business pursuant to the Europe SPA was significant under Regulation S-X and as such has been presented separately from the other Divestitures. In addition, these businesses were evaluated for discontinued operations accounting treatment under U.S. GAAP and it was determined that they did not meet the definition of a discontinued operation as these transactions did not represent a strategic shift and did not have a major effect on the results of the business.

(b) Praxair Other

Relates to various transactions required to satisfy regulatory requirements to consummate the Business Combination including:

•	Praxair’s Chilean business which will be sold as part of the Americas’ SPA (as defined below) for $21 million proceeds which is further described below.

•	Various transactions within China, India and South Korea for which estimated proceeds were not included as they are not factually supportable at this time.

The Praxair Other businesses were evaluated for discontinued operations accounting treatment under U.S. GAAP and it was determined that they did not meet the definition of a discontinued operation as these transactions did not represent a strategic shift and did not have a major effect on the results of the business.

(c) Linde AG

Relates to transactions required to satisfy regulatory requirements to consummate the Business Combination including:

•

The Linde AG Americas Sales and Purchase Agreement, dated July 16, 2018, as and further amended on September 22, 2018 and October 19, 2018 whereby Linde AG and Praxair, Inc. entered into an agreement with a consortium comprising companies of the German industrial gases manufacturer Messer Group and CVC Capital Partners Fund VII to sell the majority of Linde AG’s industrial gases business in North America and certain industrial gases business activities of Linde AG’s in South America for $3,257 million (after estimated purchase price adjustments for certain items relating to assets and liabilities of the sold businesses of $245 million). In addition, divestitures include $498 million of proceeds for incremental plant sales within the Americas under other agreements.

•	Various transactions within China, India and South Korea for which estimated proceeds were not included as they are not factually supportable at this time.

(d) Other

On December 4, 2018, the Company used a portion of the proceeds from the divestiture of the majority of Praxair’s European business to redeem in full (i) $600 million principal amount of Praxair’s 4.50% notes with an original maturity date of 2019, and (ii) €600 million principal amount of Praxair’s 1.50% notes with an original maturity date of 2020 for an aggregate redemption price of $1,316 million. As a result of the redemptions, the Company will incur a bond redemption charge of approximately $26 million which is not presented within the pro forma statement of income in accordance with Article 11 of Regulation S-X as it is nonrecurring, direct, incremental costs which occurred within one year. In addition, the redemptions would have resulted in a reduction of interest expense of $37 million and $28 million for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively.